UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2008
GENITOPE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50425 (Commission File Number)	77-0436313 (I.R.S. Employer Identification No.)
6900 Dumbarton Circle
Fremont, California 94555
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 284-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     This Current Report on Form 8-K is being filed by Genitope Corporation (the “Company”) to provide an update with respect to the Company’s financial position and current activities. The Company has suspended active development of its MyVax® personalized immunotherapy and monoclonal antibody programs. The Company estimates that, as of August 31, 2008, net of the approximately $630,000 of accounts payable described below, it had cash and cash equivalents of approximately $1.0 million and marketable securities with an estimated fair market value of approximately $476,000. The Company has sold or otherwise disposed of its equipment and vacated one of the two buildings in Fremont, California that formerly served as its principal offices. The Company intends to vacate the second building in the very near future. The Company currently has one employee, Dr. Dan Denney, Jr., its Chief Executive Officer.
     As of August 31, 2008, the Company had (i) approximately $1.6 million in cash and cash equivalents and (ii) marketable securities with a par value of approximately $711,000 and an estimated current fair market value of approximately $476,000. The Company believes that it had satisfied all of its liabilities as of August 31, 2008, other than accounts payable of approximately $630,000, which the Company intends to satisfy, and obligations under (i) two May 2005 lease agreements to lease an aggregate of approximately 220,000 square feet of space located in two buildings in Fremont, California (the “Real Estate Leases”), (ii) a capital lease (the “GECC Lease”) with General Electric Capital Corporation (“GECC”) and (iii) an equipment lease with Cisco Systems Capital Corporation. There are currently over 12 years remaining under the Real Estate Leases, with a total remaining rental obligation of $97.9 million as of August 31, 2008. The Company’s unsatisfied obligations to GECC and Cisco, after giving effect to the sale of available equipment securing the GECC Lease and the payment of the proceeds therefrom to GECC, are approximately $2.7 million in the aggregate. The Company is unable to satisfy its obligations under these agreements. The Company does not believe that there is remaining equipment securing the GECC Lease that is available for sale to offset its remaining obligation to GECC.
     The Company is continuing to evaluate the data from its pivotal Phase 3 clinical trial of MyVax® personalized immunotherapy in previously untreated follicular B-cell non-Hodgkin’s lymphoma patients and related data, with the goal of obtaining value for MyVax® personalized immunotherapy, but the outcome of this evaluation and the Company’s ability to obtain value remains highly uncertain.
     In April 2008, the Company had retained Piper Jaffray & Co. (“Piper Jaffray”) to act as its financial advisor to provide financing and strategic advisory services to the Company. In connection with this engagement, representatives of Piper Jaffray contacted a wide range of third parties seeking a possible investment in the Company or with respect to the Company’s assets, or a partnership, licensing or acquisition transaction with the Company. To date, no third party has proposed terms for such a transaction. Accordingly, irrespective of the outcome of the Company’s continuing evaluation with respect to its MyVax® personalized immunotherapy program, the Company anticipates that it will seek protection under the federal bankruptcy laws or liquidate its assets and dissolve the corporation, which the Company anticipates will result in the stockholders of the Company receiving no consideration or continuing interest in the MyVax® personalized immunotherapy or monoclonal antibody programs or other assets of the Company as stockholders.
Forward-Looking Statements
     This report contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including without limitation statements regarding the Company’s intent to completely vacate its principal offices, the Company’s ability to satisfy its liabilities and financial and contractual obligations, the Company’s ability to obtain any value for MyVax® personalized immunotherapy and the likelihood that the Company will need to seek protection under the U.S. Bankruptcy Code and that its stockholders will receive no consideration or continuing interest in the Company’s assets. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to Genitope’s need for significant additional funding, the Company’s ability to operate as a going concern, and other risks discussed under the heading “Risk Factors” in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Genitope Corporation
Dated: September 16, 2008	By:	/s/ Dan W. Denney, Jr.
Dan W. Denney, Jr., Ph.D.
Chief Executive Officer